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                               RECISION AGREEMENT

         This Recision Agreement is entered into this 22nd day of November, 1996 by and among Proactive Technologies, Inc., a Delaware corporation ("PTEK") and James H. Dahl, Georgia P. Dahl and Rock Creek Partners, Ltd., a Florida limited partnership (the "Dahl Group").

                                    PREAMBLE

         PTEK and the Dahl Group entered into that certain Stock Purchase Agreement dated the 20th day of May, 1996, as amended, (the "Agreement") and the transactions described in the Agreement were closed in August, 1996. PTEK and the Dahl Group now desire to rescind the Agreement and the transactions closed pursuant to the Agreement.

         Now, therefore, PTEK and the Dahl Group hereby agree as follows:

         1. The Agreement and the transactions closed pursuant to the Agreement are hereby rescinded.

         2. PTEK within 10 days will transfer to the Dahl Group 81,700 shares of voting Common Stock of Killearn Properties, Inc. (the "Company").

         3. The Dahl Group hereby authorizes PTEK to cancel 326,800 shares of Common Stock of PTEK delivered to the Dahl Group at Closing in exchange for the shares of the Company. Each member of the Dahl Group hereby agrees to deliver to PTEK within ten (10) days of the date hereof the share certificates representing the shares of PTEK transferred to it pursuant to the Agreement.

         4. The Dahl Group and PTEK hereby rescind any agreement regarding registration pertaining to the PTEK shares previously delivered to the Dahl Group.

         5.      PTEK hereby represents and warrants to the Dahl Group that the shares of the Company transferred to the Dahl Group pursuant to this Agreement are free and
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                clear of any lien, claim or encumbrance.

         6. Each member of the Dahl Group represents and warrants to PTEK that the shares of PTEK to be delivered by it to PTEK will be free and clear of any lien, claim or encumbrance when delivered.

         7. Dahl Group hereby represents that it agrees with all decisions PTEK and Mark A. Conner made relative to Killearn Properties, Inc. through this date and release PTEK and Killearn and Mark
                A. Conner of any and all liability associated with said transactions.

         Dated this 22nd day of November, 1996.

                                           Proactive Technologies, Inc.


                                           By: /s/ Mark A. Conner
                                              ---------------------------------
                                               Its:  President



                                           Rock Creek Partners, Ltd.


                                           By: /s/James H. Dahl
                                              ---------------------------------
                                                  Its: General Partner



                                           /s/ James H. Dahl
                                           ---------------------------------
                                               James H. Dahl, individually and
                                           on behalf of the James H. Dahl IRA



                                           /s/ Georgia P. Dahl
                                           ---------------------------------
                                               Georgia P. Dahl